Exhibit (j)

Report of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A of Fidelity Income Fund: Fidelity Total Bond Fund and Fidelity Ultra-Short Bond Fund of our reports dated September 19, 2003 on the financial statements and financial highlights included in the July 31, 2003 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the heading "Auditor" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
June 10, 2004